UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2006
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
     On September 20, 2006, Alnylam Pharmaceuticals, Inc. (“Alnylam”) entered into a Collaboration and License Agreement (“Collaboration Agreement”) with Biogen Idec Inc. (“Biogen Idec”). The collaboration will focus on the discovery and development of therapeutics based on RNA interference (“RNAi”) for the potential treatment of progressive multifocal leukoencephalopathy (“PML”).
     Alnylam and Biogen Idec will initially conduct investigative research into the potential of RNAi technology to develop therapeutics to treat PML. Under the terms of the Collaboration Agreement, Alnylam has granted Biogen Idec an exclusive license to distribute, market and sell RNAi therapeutics to treat PML and Biogen Idec has agreed to fund all research and development activities and made an upfront $5.0 million payment to Alnylam. In addition, assuming the successful development and utilization of a product resulting from the collaboration, Biogen Idec will be required to pay Alnylam milestone and royalty payments.
     Unless earlier terminated, the Collaboration Agreement will remain in effect until the expiration of all payment obligations under the agreement. Either party may terminate the Collaboration Agreement in the event that the other party breaches its obligations under the agreement. Biogen Idec may also terminate the Collaboration Agreement, on a country-by-country basis, without cause upon 90 days’ notice.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: September 26, 2006	By:	/s/ John M. Maraganore, Ph.D.
John M. Maraganore, Ph.D.
President and Chief Executive Officer